This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Review Notes linked to the Common Stock of KeyCorp, due June 15, 2016
The notes are designed for investors who seek early exit prior to maturity at a premium if, (i) with respect to any Review Date (other than the final Review
Date), the closing price of one share of the common stock of Apple Inc. on that
Review Date is at or above the Call Level or (ii) with respect to the final
Review Date, the Final Stock Price is at or above the Call Level. If the notes are not automatically called and the Final Stock Price is less than the Initial
Stock Price by more than the Contingent Buffer Amount of 15%, investors will lose more than 15% of their principal amount at maturity and may lose all of their principal amount at maturity. Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock: The Common Stock, $1 par value per share, of KeyCorp
Automatic Call: If, (i) with respect to any Review Date (other than the final
Review Date), the closing price of one share of the Reference Stock on that
Review Date is greater than or equal to the Call Level or, (ii) with respect to the final Review Date, the Final Stock Price is greater than or equal to the
Call Level, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date and call premium that will be payable on the applicable Call Settlement Date.

Call Level: 100% of the Initial Stock Price for each Review Date
Payment if Called: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:
[] 3.375% []$1,000 if automatically called on the first Review Date [] 6.750%
[] $1,000 if automatically called on the second Review Date [] 10.125% []
$1,000 if automatically called on the third Review Date [] 13.500% [] $1,000 if automatically called on the final Review Date
 Contingent Buffer Amount 15%
Payment at Maturity: If the notes are not automatically called and the Final
Stock Price is less than the Initial Stock Price by up to 15%, you will receive the principal amount of your notes at maturity.
If the notes are not automatically called and the Final Stock Price is less than the Initial Stock Price by more than 15%, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 [] Stock Return)
If the notes are not automatically called and the Final Stock Price is less than the Initial Stock Price by more than 15%, you will lose more than 15% of your principal amount at maturity and may lose all of your principal amount at maturity

 Stock Return: (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price: Closing price of the Reference Stock on pricing date
Final Stock Price: The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates.

 Ending Averaging Dates: June 06, 2016, June 07, 2016, June 08, 2016, June 09,
2016, and the final Review Date
Review Dates: September 10, 2015 (first Review Date), December 10, 2015 (second
Review Date), March 10, 2016 (third Review Date), and June 10, 2016 (final
Review Date)
Preliminary Term Sheet:
http://www.sec.gov/Archives/edgar/data/19617/000095010315004138/dp56493_fwp-055
3.htm
 Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity
---------------------------------------------------------------------------

The above table illustrates the hypothetical simple total return (i.e. , not compounded) on the notes that could be realized on the applicable Review Date for a range of movements in the Reference Stock as shown under the column
"Stock Appreciation/Depreciation at Review Date." The table assumes a hypothetical Initial Stock Price of $15 and a hypothetical Call Level of $15
(equal to 100% of the hypothetical Initial Stock Price) on each of the Review
Dates. The table reflects that the call premiums used to calculate the call premium amount applicable to the first, second, third and final Review Dates are 3.375%, 6.750%, 10.125% and 13.50%, respectively, regardless of the appreciation of the Reference Stock, which may be significant. There will be only one payment on the notes whether called or at maturity. An entry of "N/A"
indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date. The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of some or all of your principal. If the Final Stock Price is less than the Initial Stock Price by more than the
Contingent Buffer Amount, you will lose more than 15% and may lose all of your principal at maturity.
[] Any payments on the notes is subject to the credit risk of JPMorgan Chase and
Co.
[] The appreciation potential of the notes is limited to the call premium, regardless of the appreciation of the Reference Stock, which may be significant.

[] JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.
[] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return for a similar level of risk.
[] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates
[] The value of the notes as published by JPMS will likely be higher than
JPMS's then-current estimated value of the notes for a limited time.
[] Secondary market prices of the notes will be impacted by many economic and market factors. [] No ownership or dividend rights in the Reference Stock.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Risk of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.
[] The averaging convention used to calculate the Final Stock Price could limit returns.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to This material is not a product of J.P. Morgan
Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and
Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC
("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: May 27, 2015